EXHIBIT 10.15

AMENDMENT #1 TO

AGREEMENT AND PLAN OF REORGANIZATION

FOR THE ACQUISITION

OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF

INTERFLUID RECYCLING, INC. BY VITRISEAL, INC.

                THIS AMENDMENT (the “Amendment”) to the Reorganization Agreement and Plan of Reorganization dated July 1, 2000 (the “Reorganization Agreement”) is made as of the 15th day of August, 2001 by and among RODNEY L. and LOIS P. SCHAEFER (jointly referred to as “SCHAEFER”), DOUGLAS V. and SUSAN K. SMITH (jointly referred to as “SMITH”), JOHN T. GREEN (“GREEN”), INTERFLUID RECYCLING, INC. (“INTERFLUID”), a California corporation, and LIQUITEK ENTERPRISES, INC., a Nevada corporation formerly known as “VitriSeal, Inc.” (“LIQUITEK”).

RECITALS:

                A.            WHEREAS, pursuant to the terms of the Reorganization Agreement, SCHAEFER, SMITH, and GREEN (hereinafter referred to collectively as the “Interfluid Shareholders”) agreed to exchange their shares of INTERFLUID for shares of LIQUITEK (the “Liquitek Shares”); and

                B.            WHEREAS, as a material part of the consideration for entering into the Reorganization Agreement, LIQUITEK and the Interfluid Shareholders negotiated and agreed to the terms and conditions of Section 1.4.9 of the Reorganization Agreement; and

                 C.           WHEREAS, the parties desire to amend the Reorganization Agreement as set forth in this Amendment;

                NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, and in accordance with the applicable provisions of state law, the parties hereto covenant and agree as follows:

                1.             Elimination of Section 1.4.9 of the Reorganization Agreement.  The parties hereto agree that the provisions of Section 1.4.9 of the Reorganization Agreement are null and void and are of no further force or effect.  The Interfluid Shareholders hereby waive their rights to Section 1.4.9 of the Reorganization Agreement.

                2.             Stock Repurchase.

                2.1          Price and Installment Dates.  In consideration for the waiver of the rights of the Interfluid Shareholders under Section 1.4.9 of the Reorganization

Agreement, LIQUITEK hereby agrees to purchase the Liquitek Shares in installments on the dates (the “Installment Dates”) and at the prices (the “Installment Payments”) set forth in the schedule of payments attached hereto as Exhibit “A” and incorporated herein by this reference (the “Schedule of Payments”).  LIQUITEK’s obligation to repurchase the Liquitek Shares is hereinafter referred to as the “Obligation.”

                2.2          Option Not to Sell.  As of any Installment Date, the Interfluid Shareholders shall have the right to refuse to sell their Liquitek Shares and retain them by notifying LIQUITEK in writing prior to the applicable Installment Date that they wish to retain the Liquitek Shares subject to repurchase on such Installment Date; however, in such event LIQUITEK shall have no further liability or obligation to make the Installment Payments for the Liquitek Shares to have been repurchased on such Installment Date.

                                2.3          Delivery of Liquitek Shares.  As a condition to this Amendment, the Interfluid Shareholders hereby deliver their Liquitek Shares to Bruce H. Haglund, Esq., the Secretary and general counsel to LIQUITEK (the “Escrow Agent”), to be held in an escrow (the “Escrow”) in accordance with the terms of this Amendment. Until any of the Liquitek Shares are repurchased, the Interfluid Shareholders shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to owners of the Liquitek Shares that have not been repurchased.  Any dividends or distributions of any kind whatsoever (in cash or otherwise) attributable to the Liquitek Shares that have not been repurchased, whether declared on a regular, periodic basis or resulting from a subdivision, combination, or reclassification of the outstanding capital stock of the issuer, in respect of the Liquitek Shares, or received in exchange for the Liquitek Shares, or as a result of any merger, consolidation, acquisition, or other exchange of assets to which LIQUITEK may be a party, or otherwise, shall, be and become part of the Collateral pledged hereunder and shall immediately be delivered to the Escrow Agent to be held subject to the terms hereof.

3.             Remedies for Late Payment or  Non-Payment.

                                3.1          Penalty for Late Payments; Cure Period. If LIQUITEK fails to make any Installment Payment on any Installment Date it shall have a cure period of one calendar month following the Installment Date without incurring any penalty (the “Cure Period”).  If the applicable Installment Payment has not been made during the Cure Period, a penalty equal to 3% of the Installment Payment shall accrue on the first of each calendar month following the Cure Period until the applicable Installment Payment is made, including accrued penalties.   If an Installment Payment becomes more than 90 days overdue, the Interfluid Shareholders shall have the right to rescind the Reorganization Agreement in accordance with Section 4 of this Amendment.

                                3.2          Grant of Security Interest. To secure the Obligation, LIQUITEK hereby assigns and grants to the Interfluid Shareholders a security interest in the “Collateral” defined in Section 3.3 below.  Upon payment of the Obligation in full, the Interfluid Shareholders agree that the security interest shall be released and covenant that they will execute such documents as may be reasonably necessary to release the security interest after the repayment of the Obligation in full.

                                3.3          The Collateral and Filing of Financing Statement.  The Collateral shall include the assets described in the Financing Statement on Form UCC-1 (the “Financing Statement”), a copy of which is attached to this Amendment as Exhibit “B” and incorporated herein by this reference, and any and all proceeds of the Collateral.  For purposes of this Amendment, the term “proceeds” includes whatever is receivable or received when any part of the Collateral is sold or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to the Collateral.  LIQUITEK hereby consents to the filing of the Financing Statement in the States of California and Nevada without the signature of LIQUITEK.

                                3.4          Covenants of LIQUITEK.  LIQUITEK hereby agrees, until the Obligation has been fully paid:

                                                (i)            to execute and deliver from time to time any endorsements, assignments and other writings reasonably deemed necessary or appropriate by the Interfluid Shareholders to perfect, maintain and protect their security interest in the Collateral, including the Financing Statement; and

                                                (ii)           not to sell, encumber or otherwise dispose of or transfer any Collateral, except in the ordinary course of business or to the Interfluid Shareholders and in accordance with the terms of this Amendment.

                4.             Rescission Rights.  In the event that LIQUITEK attempts to sell Thermoflow or Interfluid, seeks protection under the U.S. Bankruptcy laws, makes an assignment for the benefit of creditors, or is delinquent in paying the Obligation for a period to exceed 90 days, the Interfluid Shareholders shall have the right to rescind the Reorganization Agreement (the “Rescission Right”).

                5.             Escrow.  In order to accomplish the purposes and intents of this Amendment, the parties agree to establish the Escrow with the Escrow Agent in accordance with the following terms:

                                5.1          Deposits by LIQUITEK.  LIQUITEK hereby delivers to the Escrow Agent the Interfluid Shares.  A copy of the certificate evidencing the Interfluid Shares is attached hereto as Exhibit “C.” LIQUITEK hereby delivers to the Escrow Agent a stock power executed in blank authorizing the Escrow Agent

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to transfer the Interfluid Shares in the event of a default on the Obligation.  A copy of the stock power is attached hereto as Exhibit “D.”

                                5.2          Deposits by the Interfluid Shareholders.  The Interfluid Shareholders hereby deliver to the Escrow Agent the Liquitek Shares.  A copy of the certificates evidencing the Liquitek Shares is attached hereto as Exhibits “E-1” through “E-3.”  The Interfluid Shareholders hereby deliver to the Escrow Agent seven stock powers executed in blank authorizing the Escrow Agent to cancel the Liquitek Shares on each Installment Date upon payment of the applicable Installment Payment.  Copies of the form of the stock powers are attached hereto as Exhibits “F-1” through “F-3.”

                                5.3          Actions to Be Taken by the Parties and the Escrow Agent through the Escrow.

                                                5.3.1       Notice of Payment by LIQUITEK.  In connection with each Installment Date, LIQUITEK shall send the Interfluid Shareholders the Installment Payment in accordance with the Schedule of Payments and shall send a copy of the checks sent to the Interfluid Shareholders to the Escrow Agent.

                                5.3.2       Notice to the Interfluid Shareholders from the Escrow Agent.  Upon the receipt of copies of checks sent to the Interfluid Shareholders as of any Installment Date, the Escrow Agent shall notify the Interfluid Shareholders in writing that he will submit the Liquitek Shares repurchased to LIQUITEK’s stock transfer agent for cancellation in 14 days.

                                5.3.3       Notice of Dipute.  If any of the Interfluid Shareholders dispute having been paid for the Liquitek Shares subject to repurchase as of such Installment Date as set forth in any notice from the Escrow Holder, they shall notify the Escrow Agent in writing prior to the expiration of the 14-day period set forth in the notice from the Escrow Agent, and the Escrow Agent shall not proceed with the cancellation of such Liquitek Shares until the dispute regarding repayment is resolved as set forth in Section 17 below.

                                5.3.4       Cancellation of Liquitek Shares.  If no notice is received by the Escrow Holder as set forth in Section 5.3.3 above disputing the payment for the repurchase of Liquitek Shares as of any Installment Date, the Escrow Holder shall submit the Liquitek Shares that have been repurchased as of such Installment Date to LIQUITEK’s stock transfer agent for cancellation, with the stock powers necessary to effect such cancellation.

                                5.3.5       Acceptance of Liquitek Shares in Lieu of Payment.  Prior to any Installment Date or the acceptance of the payment for the repurchase of any Liquitek Shares, the Interfluid Shareholders shall have the right to send written notice to the Escrow Agent that they are exercising their right to accept Liquitek Shares in lieu of the payment due as of such Installment Date.  If the

Interfluid Shareholders exercising such right have already received a check for the repurchase as of such Installment Date, the Interfluid Shareholders shall include in the notice to the Escrow Agent the check for the repurchase of the Liquitek Shares.  In such event, the Escrow Agent shall have new certificates representing the Liquitek Shares being accepted in lieu of payment issued to the Interfluid Shareholders in accordance with their written instructions to the Escrow Agent and the remaining Liquitek Shares shall remain in the Escrow.

                                5.3.6       Rescission Rights.  In the event that the Interfluid Shareholders desire to exercise their Rescission Rights under the provisions of Section 4 of this Amendment, they shall notify the Escrow Agent and LIQUITEK in writing.  If LIQUITEK notifies the Escrow Agent within 14 days that it disputes the Rescission Rights, the Escrow Holder shall take no action until the dispute is resolved as provided in Section 17 below.  If LIQUITEK has not sent a written notice within 14 days of the date of the notice from the Interfluid Shareholders, the Escrow Agent shall return the Interfluid Shares, with the accompanying stock power from LIQUITEK attached hereto as Exhibit “D,” to the Interfluid Shareholders, and return the Liquitek Shares, with the accompanying stock power from the Interfluid Shareholders attached hereto as Exhibit “E,” to LIQUITEK’s stock transfer agent for cancellation.

                                5.3.7       Termination of the Escrow.  The Escrow shall terminate on the earlier of the completion of the actions to be taken by the Escrow Agent as set forth in Section 5.3.6 above or the full satisfaction of the Obligation, whether by repurchase or by acceptance of the Liquitek Shares in lieu of final payment of the Obligation, and the return of all items deposited into the Escrow as set forth in this Amendment.

                6.             Additional Provisions Relating to the Escrow Holder.  The parties agree as follows:

                                6.1           The Escrow Holder’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

                                6.2           The Escrow Holder is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Holder obeys or complies with any such order, judgment or decree, the Escrow Holder shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                                6.3           The Escrow Holder shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Amendment or any documents or papers deposited or called for hereunder.

                                6.4           The Escrow Holder shall be entitled to employ such legal counsel and other experts as it may deem necessary to properly advise the Escrow Holder in connection with its obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

                                6.5           If the Escrow Holder reasonably requires other or further instruments in connection with this Amendment or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

                                6.6           It is understood and agreed that should any dispute arise with respect to the instructions given the Escrow Holder hereunder, the Escrow Holder is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Collateral until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Holder shall be under no duty whatsoever to institute or defend any such proceedings.

                                6.7           All reasonable costs, fees and disbursements incurred by the Escrow Holder in connection with the performance of its duties hereunder shall be borne by LIQUITEK.

                                6.8           The Escrow Holder shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Holder to be genuine and to have been signed or presented by the proper party or parties.

                                6.9           Upon the Escrow Holder’s performance of the duties set forth in Section 5, in accordance with the provisions of this Amendment, the Escrow Holder shall be discharged from all further obligations hereunder.

                                6.10         INTERFLUID and the Interfluid Shareholders, each on its or his own behalf (i)  waives any conflict of interest which the Escrow Holder may have as a result of acting as the Escrow Holder hereunder and general counsel to LIQUITEK; (ii) acknowledges hereby that they have been urged to review this Amendment with independent counsel; (iii)  waives its or his rights to independent counsel in connection with the actions to be taken hereunder by the Escrow Holder; and (iv) approves the appointment of the Escrow Holder hereunder.

                7.             Entire Agreement.

                                This Amendment and the Reorganization Agreement, as modified by the Amendment, contains the entire agreement between the parties, and supersedes all prior agreements, representations and understandings of the parties, relating to the subject matter of this Amendment and the Reorganization Agreement.

                8.             Amendments.

                                No supplement or amendment of this Amendment or the Reorganization Agreement will be binding unless executed in writing by both the parties.

                9.             Waivers.

                                Any term or provision of this Amendment may be waived at any time by the party entitled to its benefit by a written instrument executed by the party or by a duly authorized officer of the party.  No waiver of any of the provisions of this Amendment will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

                10.          Successor and Assigns.

                                This Amendment will be binding on, and will inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

                11.          Attorneys’ Fees.

                                If any legal action or other proceeding is brought in connection with any of the provisions of this Amendment, the successful or prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which that party may be entitled.

                12.          Governing Law.

                                All questions with respect to the construction of this Amendment, and the rights and liabilities of the parties under this Amendment, will be governed by the laws of the State of Nevada.

                13.          Counterparts.

                                This Amendment may be executed in one or more counterparts, each of which will be deemed a valid, original agreement, but all of which together will constitute one and the same instrument.

                14.          Severability.

                                If any provision of this Amendment is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.

                15.          Notices.

                                Any notice or the delivery of any item to be delivered by a party hereto shall be delivered personally, by U.S. mail, return receipt requested, or by Federal Express or other commercial delivery service, next-day delivery.  Any personal delivery made shall be deemed to have been made upon the execution of a receipt for the item to be delivered by the party to whom delivery is made.  Delivery by U.S. mail, Federal Express, or other similar commercial delivery service shall be deemed to have been made when delivered to the address of the party to whom addressed.  All such deliveries to LIQUITEK shall be made to John W. Nagel, Chief Executive Officer, Liquitek Enterprises, Inc., 1350 East Draper Parkway, Draper, Utah  84020, or such other addresses as LIQUITEK may have instructed the others in accordance with the provisions of this Section 15. All such deliveries to INTERFLUID or any of the Interfluid Shareholders shall be made c/o Rodney L. Schaefer, Chief Executive Officer, Interfluid Recycling, Inc., 204 North El Camino Real, #307, Encinitas, California  92024, or such other addresses as LIQUITEK may have instructed the others in accordance with the provisions of this Section 15.

                16.          Mutual General Release.

                                16.1         In consideration of the terms and provisions of this Amendment, INTERFLUID and the Interfluid Shareholders hereby forever relieve and release LIQUITEK and its Affiliates (as defined in Section 16.5 below) from any and all Claims (as defined in Section 16.6 below); provided, however, neither this Section 16.1 nor any other term of this Amendment shall release any of the Liquitek Parties from any Disputes (as defined in Section 16.7 below).

                                16.2         In consideration of the terms and provisions of this Amendment, LIQUITEK and its Affiliates hereby forever relieve and release INTERFLUID and the Interfluid Shareholders from any and all Claims; provided, however, neither this Section 16.2 nor any other term of this Amendment shall release INTERFLUID and the Interfluid Shareholders from any Disputes.

                                16.3         With respect to this general release described in Section 16.1 above, INTERFLUID and the Interfluid Shareholders acknowledge that they have read Section 1542 of the California Civil Code that provides as follows:

A General Release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

INTERFLUID and the Interfluid Shareholders hereby waive the effect of Section 1542 of the California Civil Code, if it is deemed applicable notwithstanding the choice of laws provisions of Section 11 above and expressly waive any and all rights with respect to claims existing as of the date of this Amendment, known or unknown, notwithstanding any applicable law or statute to the contrary.

                                16.4         The parties hereto expressly and knowingly acknowledge that, after the execution of this Amendment, any party hereto may discover facts different from or in addition to those which each party now knows or believes to be true with respect to the Claims released in this Amendment. Nonetheless, each of the parties agrees that this Amendment shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. It is the intention hereby fully, finally and forever to settle and release the Claims released herein. In furtherance of such intention, the general release given in this Amendment shall be and remain in effect as full, final, and complete release of such Claims, notwithstanding the discovery by any of the parties of the existence of any additional or different Claims or of facts relating to the Claims. This Amendment is intended to be final and binding between the parties regardless of any allegations or circumstances whatsoever.

                                16.5.        “Affiliate” shall mean (i) any parent, subsidiary or division, whether direct or indirect, of LIQUITEK; and (ii) the directors, officers, employees, assigns, agents, attorneys, and other representatives of LIQUITEK, INTERFLUID, and the Interfluid Shareholders.

                                16.6         “Claims” shall mean any and all claims, demands, rights, agreements, contracts, options, covenants, representations, warranties, promises, undertakings, actions, suits, causes of action, obligations, controversies, debts, costs, expenses (including but not limited to attorneys’ fees), accounts, damages, judgments, losses and liabilities of whatever kind or nature, fixed or contingent, in law, equity or otherwise, whether known or unknown, whether or not apparent or concealed, arising prior to the date hereof related to (i) the Reorganization Agreement; (ii) representations of any of the parties or their Affiliates related thereto; and (iii) any other involvement of any kind between the parties hereto prior to the date hereof.

                                16.7         “Dispute” shall mean any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Amendment, including, but not limited to a default under the Obligation or any controversy, dispute, or claim based on contract, tort, or any federal, state, or local statute, law, order, ordinance, or regulation, whether seeking equitable or legal relief of any kind or nature relating to the terms of this Amendment.

17.          Arbitration.  Any Disputes shall resolved by binding arbitration conducted in Orange County, California in accordance with the commercial arbitration rules of the American Arbitration Association.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to the Reorganization Agreement as of the day and year first above written.

LIQUITEK ENTERPRISES, INC.		INTERFLUID RECYCLING, INC.
a Nevada corporation		a California corporation

By:	/s/ John W. Nagel	By:	/s/ Rodney L. Schaefer
	John W. Nagel,	Rodney L. Schaefer,
	Chief Executive Officer	President

INTERFLUID SHAREHOLDERS:

/s/ Rodney L. Schaefer
RODNEY L. SCHAEFER

/s/ Lois P. Schaefer
LOIS P. SCHAEFER

/s/ Douglas V. Smith
DOUGLAS V. SMITH

/s/ Susan K. Smith
SUSAN K. SMITH

/s/ John T. Green
JOHN T. GREEN

EXHIBIT “B”

Collateral and Financing Statement Form UCC-1

The Collateral securing the Obligation under this agreement includes the following:

1995 Nissan UD 1800 truck	VIN #JNAMA20H956K50348
1991 Ford E350 truck	VIN #1FEKE37G2MH10645
1992 International truck	VIN #1HTSDPPN7NH456127
1995 Dodge Ram truck	VIN #187NC16Y255363047
1994 Caterpillar forklift
4 bulk storage tanks
Pumps, tanks and hoses installed on above trucks
Tool box and miscellaneous tools
Office equipment: desks, chairs, 2 computers, printers and fax machines
Drums and totes now in use for day-to-day operations